Exhibit 3.1

PEREGRINE SEMICONDUCTOR CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Peregrine Semiconductor Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(i) The name of the corporation is Peregrine Semiconductor Corporation. Peregrine Semiconductor Corporation was originally incorporated under this name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 6, 1990.

(ii) Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

(iii) The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in EXHIBIT A, attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the corporation this 18th day of August, 2008.

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ PHIL CHAPMAN
Phil Chapman, Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PEREGRINE SEMICONDUCTOR CORPORATION

FIRST. The name of the corporation is Peregrine Semiconductor Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The aggregate number of shares that the Corporation shall have authority to issue is 389,924,326 divided into 222,046,862 shares of Common Stock with the par value of $0.001 per share and 167,877,464 shares of Preferred Stock with the par value of $0.001 per share. The Corporation is authorized to issue four series of Preferred Stock, the first of which shall be designated Series A1 Preferred Stock and shall consist of 43,802,022 shares, the second of which shall be designated Series B1 Preferred Stock and shall consist of 12,054,348 shares, the third of which shall be designated Series C1 Preferred Stock and shall consist of 44,874,232 shares, and the fourth of which shall be designated Series D1 Preferred Stock and shall consist of 67,146,862 shares.

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Preferred Stock are as follows:

1.	Voting Rights.

(a) Each holder of shares of Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest whole number of shares of Common Stock into which such shares of Preferred Stock could be converted, pursuant to the provisions of Section 4 hereof, on the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, in accordance with Delaware law.

(b) Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

2.	Dividend Rights.

(a) Each issued and outstanding share of Preferred Stock shall entitle the holder thereof to receive, when, as and if declared by the Board of Directors non-cumulative dividends in the amount of $0.05546 per share of Series A1 Preferred Stock (the “Series A1 Dividend Amount”), $0.0736 per share of Series B1 Preferred Stock (the “Series B1 Dividend Amount”), $0.06269 per share of Series C1 Preferred Stock (the “Series C1 Dividend Amount”), and $0.11892 per share of Series D1 Preferred Stock (the “Series D1 Dividend Amount”). Such dividends shall be payable out of any assets at the time legally available therefor and in preference and priority to any declaration or payment of any dividend on Common Stock of the Corporation, when, as and if declared by the Board of Directors or earlier upon a liquidation, dissolution or winding up of the Corporation pursuant to Section 3. Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of Series A1 Preferred Stock and Series B1 Preferred Stock in any calendar year only if dividends shall have been paid on account of all shares of Series C1 Preferred Stock and Series D1 Preferred Stock then issued and outstanding in the amounts set forth above. No dividend shall be paid to the holders of any series of securities unless a dividend of the same amount is simultaneously paid to all holders of such series of securities. The Board of Directors of the Corporation is under no obligation to pay dividends and the dividend preference granted herein to shares of Preferred Stock shall apply only at such time as the Board of Directors may in its discretion decide to pay or declare and set aside for payment any dividends on any shares of Common Stock of the Corporation. Following the payment of the Series A1 Dividend Amount, the Series B1 Dividend Amount, the Series C1 Dividend Amount and the Series D1 Dividend Amount, the Corporation may pay, or declare and set apart for payment, a dividend or other distribution on the Common Stock of the Corporation; provided, however, that in the event any dividend or other distribution is paid or declared and set apart for payment on the Common Stock, an equivalent dividend or other distribution shall be paid or declared and set apart for payment on the shares of the Preferred Stock, with each such share of Preferred Stock entitled to receive a payment equal to the amount of the dividend or other distribution declared or paid to each share of Common Stock, multiplied by the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

(b) The restrictions on dividends and distributions with respect to shares of Common Stock and Preferred Stock set forth in Section 2 hereof are in addition to, and not in derogation of, the other restrictions on such dividends and distributions set forth herein.

(c) Notwithstanding anything else in this Section 2 to the contrary, “distribution” shall not mean (i) dividends on Common Stock payable in Common Stock, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (iii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(d) Sections 502 and 503 of the California Corporations Code shall not apply with respect to (i) repurchases by the Corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iii) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

3.	Liquidation Rights.

(a) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of record of shares of Series D1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A1 Preferred Stock, Series B1 Preferred Stock, Series C1 Preferred Stock and the holders of Common Stock, out of the assets of the Corporation legally available therefor, One Dollar and Four Hundred Eighty-Six Thousand Four Hundred Ninety Eight Millionths of One Dollar ($1.486498) for each share of Series D1 Preferred Stock held by them (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together herein referred to as “Recapitalization Events”)) plus a further amount per share equal to declared but unpaid dividends on the account of such shares of Series D1 Preferred Stock (the “Series D1 Liquidation Preference Amount”).

(b) After payment to the holders of Series D1 Preferred Stock of all preferential amounts to be paid to them, the holders of record of shares of Series C1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A1 Preferred Stock and Series B1 Preferred Stock and the holders of Common Stock, out of the assets of the Corporation legally available therefor, Seven Hundred Eighty-Three Thousand Six Hundred Eighty-Four Millionths of One Dollar ($0.783684) for each share of Series C1 Preferred Stock held by them (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together herein referred to as “Recapitalization Events”)) plus a further amount per share equal to declared but unpaid dividends on the account of such shares of Series C1 Preferred Stock (the “Series C1 Liquidation Preference Amount”).

(c) After payment to the holders of Series D1 Preferred Stock and Series C1 Preferred Stock of all preferential amounts to be paid to them, the holders of Series A1 Preferred Stock and Series B1 Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, out of the assets of the Corporation legally available therefor, respectively, Sixty-nine Thousand Three Hundred Twenty-five Hundred Thousandths of One Dollar ($0.69325) for each share of Series A1 Preferred Stock, Ninety-Two Cents ($0.92) for each share of Series B1 Preferred Stock (in each case as adjusted for Recapitalization Events) plus a further amount per share equal to declared but unpaid dividends on the account of such shares of Preferred Stock (the “Series A1 Liquidation Preference Amount” and “Series B1 Liquidation Preference Amount”, respectively). If, after payment in full of the Series D1 Liquidation Preference Amount and the Series C1 Liquidation Preference Amount, the assets of the Corporation available for distribution to the holders of Series A1 Preferred Stock and Series B1 Preferred Stock shall be insufficient to permit the payment in full of the Series A1 Liquidation Preference Amount and the Series B1 Liquidation Preference Amount, then all of the remaining assets of the Corporation available for such distribution shall be distributed among the holders of Series A1 Preferred Stock and Series B1 Preferred Stock in proportion to the respective amounts that would otherwise be payable with respect to such shares if all amounts payable on or with respect to such shares were paid in full.

(d) After payment to the holders of record of the shares of the Preferred Stock of the full amounts set forth in Section 3(a), Section 3(b) and Section 3(c), the remaining assets of the Corporation shall be distributed in like amounts per share to the holders of record of all of the Corporation’s capital stock, each share of Preferred Stock being treated as the number of shares of Common Stock into which it could then be converted for such purpose.

(e) For purposes of this Section 3, unless otherwise agreed by the holders of at least a majority of the outstanding Series D1 Preferred Stock and Series C1 Preferred Stock, voting together as a single class (the “Majority Preferred Holders”), in a written consent, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any consolidation or merger effected exclusively to change the domicile of the Corporation or any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ((a), (b) or (c) to be referred to herein as a “Liquidation Event”).

(f) In any liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a national securities exchange or through the Nasdaq National Market (or similar quotation system), the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the daily closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) business days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the Majority Preferred Holders.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (e)(A)(1), (2) and (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the Majority Preferred Holders.

(f) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Majority Preferred Holders.

4.	Conversion Rights.

(a) Right to Convert. Each holder of record of shares of Preferred Stock may, at any time, upon surrender to the Corporation of the certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder’s shares of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock of the Corporation (as such Common Stock shall then be constituted) equal to:

(i) In the case of Series A1 Preferred Stock the product of the number of shares of Series A1 Preferred Stock that such holder shall then surrender to the Corporation, multiplied by the number determined by dividing Sixty-nine Thousand Three Hundred Twenty-five Hundred Thousandths of One Dollar ($0.69325) (the “Original Series A1 Issue Price”) by the Series A1 Conversion Price (as hereinafter defined) in effect at the time of conversion;

(ii) In the case of Series B1 Preferred Stock the product of the number of shares of Series B1 Preferred Stock that such holder shall then surrender to the Corporation, multiplied by the number determined by dividing Ninety-Two Cents ($0.92) (the "Original Series B1 Issue Price") by the Series B1 Conversion Price (as hereinafter defined) in effect at the time of conversion;

(iii) In the case of Series C1 Preferred Stock the product of the number of shares of Series C1 Preferred Stock that such holder shall then surrender to the Corporation, multiplied by the number determined by dividing Seven Hundred Eighty-Three Thousand Six

Hundred Eighty-Four Millionths of One Dollar ($0.783684) (the “Original Series C1 Issue Price”) by the Series C1 Conversion Price (as hereinafter defined) in effect at the time of conversion; and

(iv) In the case of Series D1 Preferred Stock the product of the number of shares of Series D1 Preferred Stock that such holder shall then surrender to the Corporation, multiplied by the number determined by dividing One Dollar and Four Hundred Eighty-Six Thousand Four Hundred Ninety Eight Millionths of One Dollar ($1.486498) (the “Original Series D1 Issue Price”) by the Series D1 Conversion Price (as hereinafter defined) in effect at the time of conversion.

(v) For purposes of this Amended and Restated Certificate of Incorporation, “Conversion Price” shall mean the price at which shares of the Common Stock shall be deliverable upon conversion of the Preferred Stock. The Conversion Price shall initially be $0.69325 per share for Series A1 Preferred Stock (the “Series A1 Conversion Price”), $0.92 per share for Series B1 Preferred Stock (the “Series B1 Conversion Price”), $0.783684 per share for the Series C1 Preferred Stock (the “Series C1 Conversion Price”) and $1.486498 per share for the Series D1 Preferred Stock (the “Series D1 Conversion Price”). The Series A1 Conversion Price, Series B1 Conversion Price, Series C1 Conversion Price and Series D1 Conversion Price shall be subject to adjustment as provided herein.

(b) Automatic Conversion. All outstanding shares of Preferred Stock shall be automatically converted into such number of shares of Common Stock as are determined in accordance with subsection 4(a) hereof upon (1) the consummation of a firm commitment underwritten public offering of the Common Stock of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the aggregate sales price of such securities is not less than $25,000,000 and the per share sales price is not less than two and a half times the Original Series D1 Issue Price ($3.72), as adjusted for Recapitalization Events, (a “Qualified Public Offering”), or (2) the affirmative vote or written consent of a majority of the outstanding shares of Preferred Stock, voting as a class to that effect (either such event (1) or (2) being hereinafter referred to as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall as soon as practicable pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon an Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder of Preferred Stock shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with (i) an underwritten offer of securities registered pursuant to the Securities Act, or (ii) a merger, consolidation or other liquidation event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this subsection 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to this subsection 4(d), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than:

(A) shares of Series A1 Preferred Stock or Series B1 Preferred Stock or Series C1 Preferred Stock or Series D1 Preferred Stock and shares of Common Stock issued or issuable upon conversion of shares of the Series A1 Preferred Stock or Series B1 Preferred Stock or Series C1 Preferred Stock or Series D1 Preferred Stock;

(B) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(C) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities (both as defined below) outstanding on the date of the filing of this Amended and Restated Certificate of Incorporation;

(D) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment has been made pursuant to subsections 4(e), 4(f) or 4(g) hereof;

(E) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(F) shares of Common Stock issued or issuable pursuant to (i) the acquisition of another corporation by the Corporation by merger, purchase or other reorganization as a result of which the Corporation owns not less than a majority of the voting securities of such entity or (ii) in connection with the purchase of substantially all of the assets of another entity; provided, that in either case such issuances are approved by the Board of Directors;

(G) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions in connection with commercial leasing or debt financing transactions relating to the acquisition or lease of assets by the Corporation approved by the Board of Directors; and

(H) shares of Common Stock issued to suppliers or third party service providers in connection with the provision of goods or services in the ordinary course of business pursuant to transactions approved by the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to subsection 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall issue (i) any evidences of indebtedness, shares or other securities (other than shares of Series A1 Preferred Stock, Series B1 Preferred Stock, Series C1 Preferred Stock or Series D1 Preferred Stock) convertible into or exchangeable for Common Stock (“Convertible Securities”) or (ii) any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (“Options”), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(A) no further adjustment in the Conversion Price of a particular series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of a particular series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price of a particular series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of a particular series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of a particular series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

3) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of a particular series of Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to subsection 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of Series A1 Preferred Stock, Series B1 Preferred Stock, Series C1 Preferred Stock or Series D1 Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. For the purposes of this subsection 4(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to subsection 4(d)(iii) above, such Additional Shares of Common shall be deemed to be outstanding. The Conversion Price shall not be reduced pursuant to this subsection 4(d)(iv) if the amount of such reduction would be an amount less than $0.001, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.001 or more.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(A) Cash and Property. Such consideration shall:

1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses 1) and 2) above, as reasonably determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to subsection 4(d)(iii) shall be determined by dividing:

1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Stock Dividends. In the event the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification, stock split or otherwise than by payment of a dividend in Common Stock), then and in any such event, the Series A1 Conversion Price, Series B1 Conversion Price, Series C1 Conversion Price and Series D1 Conversion Price then in effect shall be proportionately decreased:

(i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

(ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such sub-division becomes effective.

(f) Adjustment for Stock Combinations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A1 Conversion Price, Series B1 Conversion Price, Series C1 Conversion Price and Series D1 Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g) Adjustment for Reclassification, Exchange or Substitution. Subject to Section 3 above, if at any time, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Liquidation Event described in subsection 3(e) or a subdivision or combination of shares described in subsection 4(e) or 4(f)), then each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Statement of Adjustment. Whenever the Conversion Price for any series of Preferred Stock or the amount of Common Stock or other securities deliverable upon the conversion of Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for its Preferred Stock and Common Stock, a statement, signed by the Chairman of the Board, President, or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer or one of its Assistant Treasurers, stating the newly adjusted Conversion Price for any series of Preferred Stock and adjusted amount of its Common Stock or other securities deliverable per share of each series of Preferred Stock, calculated to the nearest one one-thousandth of one cent and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. A copy of such statement shall be sent to each holder of Preferred Stock. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

(i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of Preferred Stock.

(j) No Impairment. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

5.	Protective Provisions.

(a) Series A1 Preferred Stock. So long as any shares of Series A1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of at least a majority of the outstanding shares of Series A1 Preferred Stock voting as a separate class:

(i) Alter or change the terms of the Series A1 Preferred Stock;

(ii) Amend, repeal or modify any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A1 Preferred Stock;

(iii) Agree to, or permit any subsidiary of the Corporation to agree to, any provision in any agreement that would impose any restrictions on the Series A1 Preferred Stockholders’ right to convert any share of Series A1 Preferred Stock or otherwise prohibit or impede the Corporation from honoring the exercise of any rights of the holders of Series A1 Preferred Stock as holders of Series A1 Preferred Stock;

(iv) Increase the number of authorized shares of Series A1 Preferred Stock; or

(v) Directly or indirectly pay or declare any dividend or make any distribution upon shares of the capital stock of the Corporation junior, with respect to dividends, to the Series A1 Preferred Stock.

(b) Series B1 Preferred Stock. So long as any shares of Series B1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of at least a majority of the outstanding shares of Series B1 Preferred Stock voting as a separate class:

(i) Alter or change the terms of the Series B1 Preferred Stock;

(ii) Amend, repeal or modify any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B1 Preferred Stock;

(iii) Agree to, or permit any subsidiary of the Corporation to agree to, any provision in any agreement that would impose any restrictions on the Series B1 Preferred Stockholders’ right to convert any share of Series B1 Preferred Stock or otherwise prohibit or impede the Corporation from honoring the exercise of any rights of the holders of Series B1 Preferred Stock as holders of Series B1 Preferred Stock;

(iv) Increase the number of authorized shares of Series B1 Preferred Stock; or

(v) Directly or indirectly pay or declare any dividend or make any distribution upon shares of the capital stock of the Corporation junior, with respect to dividends, to the Series B1 Preferred Stock.

(c) Series C1 Preferred Stock. So long as any shares of Series C1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of at least a majority of the outstanding shares of Series C1 Preferred Stock voting as a separate class:

(i) Alter or change the terms of the Series C1 Preferred Stock;

(ii) Amend, repeal or modify any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C1 Preferred Stock;

(iii) Agree to, or permit any subsidiary of the Corporation to agree to, any provision in any agreement that would impose any restrictions on the Series C1 Preferred Stockholders’ right to convert any share of Series C1 Preferred Stock or otherwise prohibit or impede the Corporation from honoring the exercise of any rights of the holders of Series C1 Preferred Stock as holders of Series C1 Preferred Stock;

(iv) Increase or decrease the number of authorized shares of Series C1 Preferred Stock;

(v) Authorize or create whether by reclassification or otherwise any class or series of shares having rights, preferences or privileges with respect to dividends, redemption, payments upon liquidation or other matters (other than voting) senior to or on a parity with the Series C1 Preferred Stock or with respect to voting senior to the Series C1 Preferred Stock, or authorize or create shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or priority;

(vi) Issue any Series C1 Preferred Stock or any new class or series of shares having rights, preferences or privileges with respect to dividends, redemption, payments upon liquidation, or other matters (other than voting) senior to or on a parity with the Series C1 Preferred Stock or with respect to voting senior to the Series C1 Preferred Stock (other than shares of Series C1 Preferred Stock issued upon exercise of warrants outstanding on the date of filing of this Amended and Restated Certificate of Incorporation), or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or priority; or

(vii) Directly or indirectly pay or declare any dividend or make any distribution upon shares of the capital stock of the Corporation junior, with respect to dividends, to the Series C1 Preferred Stock.

(d) Series D1 Preferred Stock. So long as any shares of Series D1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of at least a majority of the outstanding shares of Series D1 Preferred Stock voting as a separate class (whether by amendment, merger, consolidation or in any other manner):

(i) Alter or change the terms of the Series D1 Preferred Stock;

(ii) Amend, repeal or modify any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series D1 Preferred Stock;

(iii) Agree to, or permit any subsidiary of the Corporation to agree to, any provision in any agreement that would impose any restrictions on the Series D1 Preferred Stockholders’ right to convert any share of Series D1 Preferred Stock or otherwise prohibit or impede the Corporation from honoring the exercise of any rights of the holders of Series D1 Preferred Stock as holders of Series D1 Preferred Stock;

(iv) Increase or decrease the number of authorized shares of Series D1 Preferred Stock;

(v) Authorize or create whether by reclassification or otherwise any class or series of shares having rights, preferences or privileges with respect to dividends, redemption, payments upon liquidation or other matters (other than voting) senior to or on a parity with the Series D1 Preferred Stock or with respect to voting senior to the Series D1 Preferred Stock, or authorize or create shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or priority;

(vi) Issue any Series D1 Preferred Stock or any new class or series of shares having rights, preferences or privileges with respect to dividends, redemption, payments upon liquidation, or other matters (other than voting) senior to or on a parity with the Series D1 Preferred Stock or with respect to voting senior to the Series D1 Preferred Stock, or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or priority; or

(vii) Directly or indirectly pay or declare any dividend or make any distribution upon shares of the capital stock of the Corporation junior, with respect to dividends, to the Series D1 Preferred Stock.

(e) Preferred Stock. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class:

(i) Invest in any entity that is not engaged in a business related to the business of the Corporation as conducted as of the filing of this Amended and Restated Certificate of Incorporation;

(ii) Redeem or repurchase shares of capital stock of the Corporation, or any subsidiary thereof, other than the repurchase of shares from employees or consultants in connection with the termination of such employees or consultants;

(iii) Increase the size of the Board of Directors of the Corporation above ten members;

(iv) Register shares of capital stock for sale to the public other than in connection with a Qualified Public Offering as described in Section 4(b) hereof;

(v) Effect a voluntary liquidation, dissolution or winding up of the Corporation; or

(vi) Enter into any merger or consolidation with, or acquire, any other corporation or entity, or sell, dispose of or exclusively license all or substantially all of the properties or assets of the Corporation, or effect any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation.

6.	Status of Converted or Redeemed Stock.

In the event that any shares of Preferred Stock shall be redeemed or converted into Common Stock, the shares so redeemed or converted shall be retired and the Corporation shall be prohibited from reissuing such shares. Upon such redemption or conversion, the Corporation shall execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate (i) stating that the reissuance of such shares is prohibited, (ii) identifying the shares redeemed or converted and (iii) reciting their retirement.

FIFTH. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may author or repeal any Bylaw whether adopted by them or otherwise.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. The Corporation shall, to the maximum extent permitted from time to time under the General Corporation Law, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, proceeding, or claims, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim, or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders, or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance by resolution of the Board of Directors of the Corporation) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PEREGRINE SEMICONDUCTOR CORPORATION

Peregrine Semiconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Peregrine Semiconductor Corporation and that this corporation was originally incorporated pursuant to the General Corporation Law on February 6, 1990 under the name Peregrine Semiconductor Corporation.

SECOND: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED FURTHER, that the first paragraph of Article Fourth, of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“FOURTH. The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The aggregate number of shares that the Corporation shall have authority to issue is 410,524,326 divided into 242,646,862 shares of Common Stock with the par value of $0.001 per share and 167,877,464 shares of Preferred Stock with the par value of $0.001 per share. The Corporation is authorized to issue four series of Preferred Stock, the first of which shall be designated Series A1 Preferred Stock and shall consist of 43,802,022 shares, the second of which shall be designated Series B1 Preferred Stock and shall consist of 12,054,348 shares, the third of which shall be designated Series C1 Preferred Stock and shall consist of 44,874,232 shares, and the fourth of which shall be designated Series D1 Preferred Stock and shall consist of 67,146,862 shares.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Peregrine Semiconductor Corporation has caused this Certificate to be executed by its duly authorized officer on this 15th day of November, 2010.

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/S/ JAMES S. CABLE
James S. Cable, Chief Executive Officer

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